Friedman Billings Ramsey Group, Inc.

Investor Conference Call
Fourth Quarter Earnings Release
February 21, 2008

Kurt Harrington

Friedman Billings Ramsey Group – Chief Financial Officer

Eric Billings

Friedman Billings Ramsey Group – Chairman, Chief Executive Officer

Rock Tonkel

Friedman Billings Ramsey Group – President and Chief Operating Officer

Paul Beattie

Friedman Billings Ramsey Group – Director of Investor Relations

Paul Beattie – Director of Investor Relations

Thank you. Good morning. This is Paul Beattie, Director of Investor Relations of Friedman Billings Ramsey Group. Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, mortgage delinquencies and defaults, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's annual report on Form 10-K and in quarterly reports on Form 10-Q. I would now like to turn over the call to Eric Billings, Chairman and Chief Executive Officer of FBR Group. Also joining us this morning are FBR Group's President and Chief Operating Officer Rock Tonkel and Kurt Harrington, Chief Financial Officer of FBR Group.

Eric Billings – Friedman Billings Ramsey Group – Chairman, Chief Executive Officer

Thank you, Paul.

As you have seen in the release, FBR Group lost $270.4 million in the fourth quarter. Net of two non-cash items, the tangible loss was $92.4 million. The $178 million of non-cash items were attributable to a $108 million write-down of good will and a $70 million non-cash accounting treatment of losses at First NLC Financial Services that will be recovered pursuant to GAAP rules upon discharge of the FNLC bankruptcy – expected in the next six months.

During 2007, recognizing the environment we were in, we aggressively moved to reduce our exposure to non-agency assets. While this has been a very painful chapter, the most important facts today relate to where we stand as we enter 2008:

•

At year end, adjusted for the GAAP recovery of the $70 million in FNLC losses, we had $523 million of long-term capital at the REIT level, approximately $370 million of it invested in cash and highly liquid agency securities.

•	Whole loan mortgages and on-balance sheet securitization residuals have been eliminated.

•

Remaining non-prime securities are self-liquidating investments valued at less than $30 million at year end. Cash flows received thus far in the first quarter of 2008 have reduced this amount to $25 million. This amount constitutes approximately 1% of our total assets.

•

As we disclosed on this call last quarter, we are deploying capital to our core business – a conservative, substantially hedged agency mortgage-backed securities strategy. Average investment in the fourth quarter totaled $1.1 billion in this strategy. As a result of a significantly steepening yield curve, capital being deployed today in this core strategy is expected to yield net spreads on leverage of more than 175 basis points on a hedged basis.

Looking at the year ahead:

•

The $300 million of cash we had available at year end combined with cash generated from the ongoing disposition of our remaining non-agency assets will be deployed to further build an agency portfolio consisting of agency MBS ARM securities. In the current market environment, investing in a hybrid agency portfolio levered eight to ten times with a spread of 175 basis points while utilizing swaps to hedge approximately 50% of the amortizing liability balance and purchasing out-of-the-money caps will result in an attractive return on invested capital approaching 20%.

•

We believe the attractiveness of the agency MBS asset is due to the degree and extent of the difficulties being felt all across the global financial system. We expect this stress and the broad fallout from the credit meltdown will continue for longer than conventional wisdom might suggest, making our agency strategy even more appealing.

•	Importantly, we have $372 million of net operating loss carry-forwards plus $268 million of capital loss carry-forwards.

We are actively examining alternatives to most effectively use these highly valuable tax assets whose future cash value could be as much as $270 million. Included in this exploration are a number of strategic alternatives, which could potentially maximize the economic value of these loss carry-forwards.

Turning now to FBR Capital Markets, our 52% ownership interest has a book value of $263 million, and yesterday that company reported full-year earnings of $5.2 million compared to a loss of about $10 million in 2006. Pre-tax earnings for Capital Markets in 2007 were $25.3 million. The company’s income tax expense was unusually high primarily because of approximately $8 million in non-cash tax reversals relating to restricted stock vesting activity. In the aggregate, FBR Capital Markets grew book value per share from $7.57 to $7.91 or approximately 5% during the year.

We are enthusiastic about the continued growth of our FBR Capital Markets franchise. Investment banking revenues – despite the virtual shutdown of capital markets in the fourth quarter – increased 51% year over year. Both its sales and trading and M&A advisory units had record years. FBR Capital Markets continues to win mandates across its range of industry groups, and we are very optimistic about its ability to continue building upon its leading position among middle market issuers. Over the last five years, FBR Capital Markets has ranked as the #1 leading underwriter of initial equity capital for small- and mid-cap U.S. companies.

The potential for growth at FBR Capital markets, FBR Group’s near elimination of non-prime exposure, the over $600 million in tax loss carry-forwards combined with attractive risk adjusted returns available in our core agency investment strategy – positions FBR in a way that permits us to focus once again on building the business, growing capital, increasing earnings and delivering growth in shareholder value.

I will now open the call to questions.

Bernard Frojomovich, Blackrock

Hey guys. Good morning. I have just a quick question for you. How much non-agency MBS is on the balance sheet at 12/31?

Rock Tonkel

Bernard, this is Rock. Non-agency MBS assets are about $280 million plus the non-prime you see in the release. The total of that is under $300 million. The non-agencies are primarily AAAs. The amount other than the $30 million that we talked about at year end, which is now down to 25. The amount above that in non-agency is all AAA.

Bernard Frojomovich

Okay, so the 280 is mostly AAA.

Rock Tonkel

Primarily, and AAA interest in prime deals and some Alt A.

Bernard Frojomovich

Okay. And then on the merchant banking I think you said last quarter -- but just to double check -- the subprime related investments I thought you said you were out of those, so what’s left in the Merchant Banking portfolio?

Rock Tonkel

There’s no subprime exposure remaining in the Merchant portfolio. The total portfolio is 53. Of that, almost half of that is publicly-traded securities we expect to liquidate here over the next couple of quarters. The remainder are 144A securities across insurance and some real estate and across these industries.

Bernard Frojomovich

Okay, got it. And just on the carry forwards you guys talked about. You talked about some alternatives you’re looking at, can you give us a sense of what some of those might be?

Eric Billings

We really are not going to comment on specific strategic alternatives that we’re looking at, but at the time we make any decisions we will disclose those.

Bernard Frojomovich

Okay, got it. And then just lastly on haircuts, I guess you’re basically just doing the -- it sounds like your plan for the non-agency MBS is to sell that and then deploy into the agency MBS just to carry product. It sounds like -- tell me if I’m reading that wrong , but what sorts of haircuts are you seeing and in general, have there been any changes of late?

Rock Tonkel

To the extent there have been changes, frankly, they’ve been reduced haircuts. We’ve seen over the last 60 days. We’re now in the range of 3 to 5 and more likely the 3 percent range on agency.

Eric Billings

On the non-agency , as you said, the AAAs are amortizing down at a fairly normal pace and we redeploy that into the agency assets. Obviously, if we have an opportunity to sell those at par value, which certainly should occur on AAA assets some time in the not too distant future, we would probably come out of those and redeploy all of that equity of about $38 million that’s in the AAAs into the agency strategy. But either way we think they’re very good assets. We have a very good return on those AAAs and they are amortizing down normally.

Bernard Frojomovich

Right. Any sort of marks on the non-agency stuff would flow through AOCI? Is that --

Rock Tonkel

Correct.

Bernard Frojomovich

What was the mark in the fourth quarter on that stuff?

Rock Tonkel

Very small.

Bernard Frojomovich

And last question. Do you guys have a target leverage for the agency leveraging strategy?

Rock Tonkel

Well, as we said in the release, we highlighted the returns available in an 8 to 10 times leverage scenario and we think in that range is reasonable in this environment.

Bernard Frojomovich

Okay, thanks guys.

Eric Billings

Thank you all for joining us and we look forward to speaking to you all next quarter.